Exhibit 14(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 21, 2024, relating to the consolidated financial statements and consolidated financial highlights of Apollo Senior Floating Rate Fund Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2023. We also consent to the references to us under the headings “Senior Securities of AFT”, “Financial Highlights of AFT” and “Independent Registered Public Accounting Firms” in the Prospectus, in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 1, 2024